SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 23, 2001

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216-694-5700)

(Former name or former address, if changed since last report)

FORM 8-K
ITEM 9. Regulation FD Disclosure.
SIGNATURE

ITEM 9. Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on April 23, 2001 as follows:

CLIFFS COMMENTS ON
ALGOMA STEEL’S FINANCIAL RESTRUCTURING

      Cleveland, OH, April 23, 2001 —Cleveland-Cliffs Inc (NYSE:CLF) commented today on Algoma Steel’s Order for protection under the Companies’ Creditors Arrangement Act in Ontario, Canada. Algoma is a 45 percent owner in the Cliffs-managed Tilden Mining Company L.C., located in the Upper Peninsula of Michigan. The other owners of the Tilden Mine are Cliffs at 40 percent and Stelco Inc. at 15 percent.

      Cliffs currently has less than $1 million in trade receivables from Algoma, all of which relate to rail transportation. As of last week, Algoma was current on its cash funding obligations at the Tilden Mine; however, it is premature to speculate on Algoma’s actions subsequent to obtaining the Order.

      John S. Brinzo, Cliffs’ chairman and chief executive officer, said, “We have a long and valued relationship with Algoma Steel which we would expect to continue. We are extremely disturbed that yet another North American steel company has been forced to seek protection from creditors due to unfairly traded steel imports.”

      The Tilden Mine was originally scheduled to produce 7.8 million tons of pellets in 2001. The production level was planned to be reduced to about 6.8 million tons. The timing and duration of the shutdown is now under review. The Tilden Mine employs about 800 individuals and has an annual local economic impact of over $200 million. The Empire and Tilden Mines, and Cliffs’ other operations in Michigan, employ about 2,000 individuals.

*****************

      Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in five iron ore mines in Michigan, Minnesota and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

      This news release contains predictive statements with respect to the Algoma bankruptcy that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

      Actual results may differ materially from such statements due to the actions which Algoma may take, the development of Algoma’s restructuring plan and economic and market conditions at Algoma.

      The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

		By:	/s/ C. B. Bezik

Name: C. B. Bezik

Title: Senior Vice President - Finance

Dated:	April 24, 2001

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